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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-224405

This preliminary prospectus supplement relates to an effective registration statement filed with the Securities and Exchange Commission, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 13, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 23, 2018)

12,250,000 Shares

Class A Common Stock

        The selling stockholder named in this prospectus supplement is offering 12,250,000 shares of our Class A common stock, par value $0.004 per share. We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholder in this offering.

        Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol "LAUR." On November 12, 2018, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $15.93 per share.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to the selling stockholder	$	$

(1)
We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See "Underwriting."

        The selling stockholder has granted the underwriters an option to purchase, within the 30-day period from the date of this prospectus supplement, up to an additional 1,837,500 shares of our Class A common stock at the public offering price less the underwriting discounts and commissions.

        INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY REVIEW THE RISKS AND UNCERTAINTIES REFERENCED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE S-20 OF THIS PROSPECTUS SUPPLEMENT, AS WELL AS THOSE CONTAINED IN THE ACCOMPANYING PROSPECTUS AND ANY DOCUMENTS THAT WE INCORPORATE BY REFERENCE HEREIN AND THEREIN.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares of our Class A common stock against payment in New York, New York on or about                        , 2018.

Joint Book-Running Managers

Credit Suisse	Barclays	BMO Capital Markets	Macquarie Capital

The date of this prospectus supplement is                        , 2018

Prospectus Supplement

Prospectus

Trademarks and Tradenames

        LAUREATE, LAUREATE INTERNATIONAL UNIVERSITIES and the leaf symbol are trademarks of Laureate Education, Inc. in the United States and other countries. This prospectus supplement and any documents that we incorporate by reference herein also include other trademarks of Laureate and trademarks of other persons, which are properties of their respective owners.

Industry and Market Data

        We obtained the industry, market and competitive position data used throughout this prospectus supplement and any documents that we incorporate by reference herein from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third-party sources. This prospectus supplement and any documents that we incorporate by reference herein also contains the results from a study by Kantar Vermeer, a leading third-party

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market research organization. We commissioned the Kantar Vermeer study as part of our periodic evaluation of employment rates and starting salary information for our graduates.

        Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We have not independently verified industry, market and competitive position data from third-party sources. While we believe our internal business estimates and research are reliable and the market definitions are appropriate, neither such estimates, research nor these definitions have been verified by any independent source.

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ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. This prospectus supplement provides to you specific information about our Class A common stock that the selling stockholder is selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, the selling stockholder and other information that you should know before investing. Because the accompanying prospectus provides general information about us, some of the information therein may not apply to this offering. This prospectus supplement describes the specific details regarding the offering and adds to, updates and changes information contained in the accompanying prospectus. To the extent that the information in this prospectus supplement is different from that in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described in the sections entitled "Information Incorporated by Reference" and "Where You Can Find More Information" of this prospectus supplement, before investing in our Class A common stock.

        We are responsible for the information contained in this prospectus supplement, the accompanying prospectus, including the information incorporated by reference herein as described herein and therein, and any free writing prospectus prepared by or on behalf of us. None of the Company, the selling stockholder or the underwriters has authorized anyone to provide to you different information, and neither we, the selling stockholder nor the underwriters take responsibility for any other information that others may give you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and neither we, the selling stockholder nor the underwriters are making an offer to sell these securities in any jurisdiction in which the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than its date.

        As used in this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise requires, references to "we," "us," "our," the "Company," "Laureate" and similar references refer collectively to Laureate Education, Inc. and its subsidiaries. Unless otherwise stated or the context requires, references to the Laureate International Universities network include Santa Fe University of Art and Design ("SFUAD"), which is owned by Wengen Alberta, Limited Partnership, an Alberta limited partnership ("Wengen"), our controlling stockholder. Laureate is affiliated with SFUAD, but does not own or control it and, accordingly, SFUAD is not included in the financial results of Laureate presented in this prospectus supplement and the accompanying prospectus.

BASIS OF PRESENTATION

        As previously reported in our filings with the SEC, we have undertaken strategic reviews of our global portfolio and have announced plans to divest certain of our subsidiaries as part of a strategic shift. This strategic shift will have a significant effect on our operations and financial results. Accordingly, as of September 30, 2018, we will account for all of the divestitures that are currently part of this strategic shift as discontinued operations for all periods presented, including in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 filed with the SEC on November 8, 2018 and in our Current Report on Form 8-K filed with the SEC on November 13, 2018, in which we recast the financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2017 (the "2017 10-K") to present the operations and financial position of these entities as discontinued operations. Unless otherwise indicated, the information in or incorporated by reference into this prospectus supplement, including our segment information, relates only to our continuing operations. We also announced on November 8, 2018 that we are considering various strategic options with respect to the portion of our business operated through our online education program division known as Walden University ("Walden"). Because Walden does not meet the criteria to be classified as held for sale or a discontinued operation, it continues to be included in our continuing operations.

        The information included in this prospectus supplement is presented in connection with the reporting changes described above and does not otherwise amend or restate our audited consolidated financial statements that were included in the 2017 10-K. Unaffected items and unaffected portions of our 2017 10-K have not been repeated in, and are not amended or modified by, this prospectus supplement. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018 have not been amended or restated in connection with the reporting changes described above.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all of the information that you need to consider in making your investment decision. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, before making an investment decision to purchase our Class A common stock, especially the risks of investing in our Class A common stock discussed under the caption "Risk Factors" in this prospectus supplement and the information under the caption "Risk Factors" in our 2017 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC (all of which are incorporated by reference herein), as well as other risks described under the caption "Risk Factors" in the accompanying prospectus and any documents that we incorporate by reference herein and therein.

Our Beliefs

        We believe in the power of education to transform lives, and the role that the Laureate network can play to benefit our students, the communities we serve and society. We believe that through innovation and operating leverage, we will be able to create superior experiences and outcomes for our students. In doing so, we employ a focused approach to operational excellence across all areas of our business and plan to invest future resources in markets and assets that we believe will continue to leverage the scale of our network to generate additional operating efficiencies, allowing us to continue to grow in a capital efficient manner while ensuring that academic quality and student experience remain a core priority.

Overview

        As announced previously, we reviewed our global portfolio of institutions with the goals of simplifying and focusing our operations, reducing complexity, mitigating risks (such as political, regulatory, economic and currency), exiting smaller markets where our operations have less scale and maximizing our exposure to what we believe are the most attractive and scalable markets for our network. Following this strategic review, we determined to undertake a series of divestitures calculated to simplify and streamline our business. As reported in the 2017 10-K, in 2017, we announced the divestiture of certain subsidiaries in our Europe, Middle East, Africa and Asia Pacific ("EMEAA") and Central America & U.S. Campuses segments. On August 9, 2018, we announced that we plan to divest additional subsidiaries located in Europe, Asia and Central America, which are included in the EMEAA, Andean & Iberian, and Central America & U.S. Campuses segments. As of September 30, 2018, we will refer to the EMEAA segment as our "Rest of World" segment and to the Andean & Iberian segment as our "Andean" segment. We decided to focus principally on the Latin American markets where we operate large-scale platforms because we believe that these markets present the best opportunity for us to leverage network benefits by transitioning these institutions from decentralized, stand-alone units into an integrated and scaled network of institutions, enabled by a common operating model which we believe will leverage our competitive advantages in technology, intellectual property and curriculum design. In addition, we believe a more concentrated geographic footprint will allow us to further leverage scale and enable greater optimization of our cost structure.

        After completing all of the announced divestitures, our remaining principal markets will be the core markets from which we draw approximately 80% of our students as of September 30, 2018—Brazil, Chile, Mexico and Peru (comprising our Brazil, Mexico and Andean segments), along with the Online & Partnerships segment and our institutions in Australia and New Zealand (comprising our Rest of World segment).

        This strategic shift will have a significant effect on our operations and financial results. We expect that substantially all of the announced divestitures will be completed by mid-2019. We anticipate that the announced divestitures will enable us to focus on the integration of our platform and the creation of two scaled enterprises—one campus-based business primarily focused on emerging markets in Latin America, and one fully online platform in the U.S. We are currently evaluating the strategic fit of having these two scaled, but different, business units together in one organization. Accordingly, we are considering various strategic options for Walden with the goal of continuing to provide the best possible experience for Walden students, as well as ensuring the best position for Walden, for us and for our key stakeholders. To that end, we have had exploratory discussions with third parties regarding possible alternative transactions involving Walden. We are very proud of the quality and strength of Walden and we are very committed to maintaining that quality. Our conclusion following these discussions may be to decide to retain Walden within Laureate. At this time there is no assurance that we will engage in any transaction, or of the timing of any transaction, or that any proposed transaction, if it were to be announced, would be successfully consummated. Because Walden does not meet the criteria to be classified as held for sale or a discontinued operation, its results are reported within continuing operations for all periods presented.

General

        We are the largest international network of degree-granting higher education institutions, primarily focused in Latin America, with more than 850,000 students enrolled at over 25 institutions with more than 150 campuses, which we collectively refer to as the Laureate International Universities network. The institutions in the Laureate International Universities network are leading brands in their respective markets and offer a broad range of undergraduate and graduate degrees through campus-based, online and hybrid programs. As of September 30, 2018, approximately 93% of our students attend traditional, campus-based institutions offering multi-year degrees, similar to leading private and public higher education institutions in developed markets such as the United States and Europe. Nearly two thirds of our students are enrolled in programs of four or more years in duration.

        Our programs are designed with a distinct emphasis on applied, professional-oriented content for growing career fields and are focused on academic disciplines that we believe offer strong employment opportunities and high earnings potential for our students. We continually and proactively adapt our curriculum to the needs of the market. In particular, we emphasize science, technology, engineering and math (STEM) and business disciplines, areas in which we believe that there is large and growing demand, especially in developing countries. Since 2009, we have more than doubled our enrollment of students pursuing degrees in Medicine & Health Sciences, Engineering & Information Technology and Business & Management, our three largest disciplines. We believe the work of our graduates in these disciplines creates a positive impact on the communities we serve and strengthens our institutions' reputations within their respective markets. Our focus on private-pay and our track record for delivering high-quality outcomes to our students, while stressing affordability and accessibility, has been a key reason for our long record of success.

        We believe the global higher education market presents an attractive long-term opportunity, primarily because of the large and growing imbalance between the supply and demand for affordable, quality higher education in many parts of the world. We believe the combination of the projected growth in the middle class, limited government resources dedicated to higher education, and a clear value proposition demonstrated by the higher earnings potential afforded by higher education, creates substantial opportunities for high-quality private institutions to meet this growing and unmet demand. By offering high-quality, outcome-focused education, we believe that we enable students to prosper and thrive in the dynamic and evolving knowledge economy.

        We operate institutions that address regional, national and local supply and demand imbalances in higher education. As the international leader in higher education, we believe we are uniquely positioned to deliver high-quality education across different brands and tuition levels in the markets in which we operate. In many developing markets, traditional higher education students (defined as 18-24 year olds) have historically been served by public universities, which have limited capacity and are often underfunded, resulting in an inability to meet growing student demands and employer requirements. Our institutions in these markets offer traditional higher education students a private education alternative, often with multiple brands and price points in each market, with innovative programs and strong career-driven outcomes. In many of these same markets, non-traditional students such as working adults and distance learners have limited options for pursuing higher education. Through targeted programs and multiple teaching modalities, we are able to serve the differentiated needs of this unique demographic.

        Our program and level of study mix for 2017 was as follows:

Program Mix	Level of Study Mix

Based on 12/31/2017 total enrollments	Based on 12/31/2017 total enrollments High school students are primarily in Mexico

        The Laureate International Universities network enables us to educate our students locally while connecting them to an international community and offering them the advantages of our shared infrastructure, technology, curricula and operational best practices. For example, our students can take advantage of shared curricula, optional international programs and services, including English language instruction, dual-degree programs and other benefits offered by other institutions in our network. We believe that the benefits of the network translate into better career opportunities and higher earnings potential for our graduates.

Our Segments

        We have five reportable segments, which are summarized in the table below. During the quarter ended September 30, 2018, a number of our subsidiaries met the requirements to be classified as discontinued operations. For more information about our discontinued operations and the effect on our segments, see "Basis of Presentation" and "—Overview." We group our institutions by geography in Brazil, Mexico, Andean and Rest of World for reporting purposes. Our Online & Partnerships segment includes our fully online universities. The following information for our segments is presented as of September 30, 2018, except where otherwise indicated.

	Brazil	Mexico	Andean	Rest of World#	Online & Partnerships‡	Total
Countries	1	1	2	4	2	10
Institutions	13	2	8	12	3	38
Enrollments (rounded to nearest hundred)	273,000	210,200	314,800	19,100	62,000	879,100
2018 YTD Revenues ($ in millions)*	$469.5	$463.9	$844.2	$170.2	$498.2	$2,436.5
% Contribution to 2018 YTD Revenues*	19%	19%	35%	7%	20%	100%

#
Includes eight licensed institutions in the Kingdom of Saudi Arabia that are managed under a contract that expires in 2019.

‡
In December 2017, we stopped accepting new enrollments at the University of Roehampton, an institution in our Online & Partnerships segment. We are no longer accepting new enrollments at the University of Liverpool, another institution in our Online & Partnerships segment.

*
The elimination of intersegment revenues and amounts related to Corporate, which total $9.4 million, is not separately presented.

Our Industry

        We operate in the international market for higher education, which is characterized by a significant imbalance between supply and demand, especially in developing economies. In many countries, demand for higher education is large and growing. GSV Advisors estimates that higher education institutions accounted for total revenues of approximately $1.5 trillion globally in 2015, with the higher education market expected to grow by approximately 5% per annum through 2020. Global growth in higher education is being fueled by several demographic and economic factors, including a growing middle class, global growth in services and technology-related industries and recognition of the significant personal and economic benefits gained by graduates of higher education institutions. At the same time, many governments have limited resources to devote to higher education, resulting in a diminished ability by the public sector to meet growing demand, and creating opportunities for private education providers to enter these markets and deliver high-quality education. As a result, the private sector plays a large and growing role in higher education globally. While the Laureate International Universities network is the largest international network of degree-granting higher education institutions in the world, our total enrollment at September 30, 2018 of more than 850,000 students represents only 0.4% of worldwide higher education students.

        Large, Growing and Underpenetrated Population of Qualified Higher Education Students.    According to United Nations Educational, Scientific and Cultural Organization ("UNESCO"), 217.5 million students worldwide were enrolled in higher education institutions in 2015, more than double the 100.2 million students enrolled in 2000, and approximately 90% of those students were enrolled at institutions outside of the United States. In many countries, including throughout Latin America and other developing regions, there is growing demand for higher education based on favorable demographics, increasing secondary completion rates and increasing higher education participation rates, resulting in continued growth in higher education enrollments. While global participation rates have increased for traditional higher education students (defined as 18-24 year olds), the market for higher education is still significantly underpenetrated, particularly in developing countries. For example, participation rates in Brazil and Mexico in 2015 were approximately 36% and approximately 23%, respectively, as compared to approximately 63% in the United States for the same period.

        Strong Economic Incentives for Higher Education.    According to the Brookings Institution, approximately 3.2 billion people in the world composed the middle class in 2016, a number that is expected to be over five billion people by 2028. We believe that members of this large and growing group seek advanced education opportunities for themselves and their children in recognition of the vast differential in earnings potential with and without higher education. According to 2015 data from the Organization for Economic Co-operation and Development ("OECD"), in the United States and European Union countries that are members of the OECD, the earnings from employment for an adult completing higher education were approximately 74% and approximately 53% higher, respectively, than those of an adult with only an upper secondary education. This income gap is even more pronounced in many developing countries around the world, including a differential of approximately 149% in Brazil, and approximately 102% in Mexico. We believe the cumulative impact of favorable demographic and socio-economic trends, coupled with the superior earnings potential of higher education graduates, will continue to expand the market for private higher education.

        Increasing Role of the Private Sector in Higher Education.    In many of our markets, the private sector plays a meaningful role in higher education, bridging supply and demand imbalances created by a lack of capacity at public universities. In addition to capacity limitations, we believe that limited public resources, and the corresponding policy reforms to make higher education systems less dependent on the financial and operational support of local governments, have resulted in increased enrollments in private institutions relative to public institutions. For example, Brazil relies heavily upon private institutions to deliver quality higher education to students, with approximately 74% (in 2015) of higher education students in Brazil enrolled in private institutions.

        Favorable Industry Dynamics in Key Latin American Markets.    In the large Latin American markets in which we operate, many of the industry trends described above are even more prevalent, with strong growth in higher education over the past 15 years.

		# of Students ('000)‡		Participation Rate*
	% Private Sector#					Wage Premium#
		2000	2015	2000	2015
Brazil	74%	2,781	8,285	12%	36%	149%
Mexico	30%	1,963	3,515	15%	23%	102%
Peru	N/A	900	1,930	26%	47%	N/A
Chile	73%	452	1,222	27%	61%	137%

#
Based on 2015 OECD data.

‡
Based on 2015 UNESCO data.

*
Based on 2015 UNESCO data; defined as 18-24 year olds.

        Increasing Demand for Online Offerings.    The acceptance of online learning in higher education is well-established, as evidenced by a survey conducted by the Babson Survey Research Group that reported that approximately 71% of academic leaders rated online learning outcomes as the same or superior to classroom learning in 2014. We believe that increasing student demand (for example, students taking at least one distance education course made up approximately 30% of all higher education enrollments in the United States as of the second half of 2015 according to the Distance Education Enrollment Report 2017), new instruction methodologies designed for the online medium, and growing employer and regulatory acceptance of degrees obtained through online and hybrid modalities will continue to drive online learning growth globally. Moreover, increasing the percentage of courses taught online in a hybrid educational model has significant cost and capital efficiency benefits as a greater number of students can be accommodated in existing physical campus space.

        Growth in Outsourced Academic and Administrative Services.    To adapt to changing student preferences and greater demand for online and distance learning solutions, university leaders are refocusing their strategies around core academic functions, while seeking to outsource specialized technology functions and other administrative services. Private sector partners offering operational expertise and economies of scale are increasingly assisting universities through long-term relationships in areas such as online program management, technology support, facilities management, student services and procurement. According to a survey conducted by Inside Higher Ed in 2017, approximately 27% of college business officers in the United States believe that outsourcing more administrative services is a strategy they will implement in 2017-2018. We believe that these trends will increase opportunities for private sector partners to deploy their capabilities to traditional educational providers.

Our Strengths and Competitive Advantages

        We believe our key competitive strengths that will enable us to execute our strategy include the following:

        Scaled Platform Institutions Across Our Network.    Our scale facilitates distinct advantages for our students and allows us to leverage our operating model across our network more efficiently. It would take a competitor considerable time and expense to establish a network of international universities of similar scale with the high-quality brands, intellectual property and accreditations that we possess.

        Our network facilitates competitive advantages related to:

  •
  Curricula and Programs.  We are able to leverage our curricula and resources across our international network, allowing for the rapid deployment of new programs in our markets. Increasing amounts of our curricula are being standardized across our network, allowing us to lower the cost of program development by reusing and sharing content, while improving the quality of our programs. For example, the resources and support of our international network enabled the rapid expansion of our medicine and health sciences offerings, contributing to the opening of eight new medical schools since 2010 and increasing enrollment in the number of students pursuing degrees in the fields of medicine and health sciences from approximately 50,000 students in 2009 to more than 200,000 students as of September 30, 2018. We are also able to utilize our network to provide innovative offerings to our students, such as international joint and dual degree programs.

  •
  Best Practices.  Through collaboration across our network, best practices for key operational processes, such as campus design, faculty training, student services and recruitment are identified and then rolled out to the institutions in our network.

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  Unified Systems.  Our scale also permits increased investment in unified technology systems and an opportunity to leverage standardization of processes, centralization of common services (such as information technology, finance and procurement) and intellectual property, and implementing a common operating model and platform for content development, digital campus experiences, student services, recruitment and administrative services across our network. We believe this operating leverage positions us well for enhanced growth in profitability and cash flow relative to our enrollments and revenue.

        In particular, the scale of our business in the markets in Latin America in which we operate confers a competitive advantage, in that we are well-positioned to leverage our scale across these large markets that are relatively homogeneous in many ways (e.g., language, geography and regulatory environments). We are creating a common operating model for our network institutions that integrates multiple software components, including SaaS-based information technology capabilities, student information system, enterprise resource planning, learning management system ("LMS"), and customer relationship management, into a single unified platform. We anticipate that implementation of the common operating model in these markets will create additional operational leverage that can be deployed not just at a brand or institution level, but more broadly across Brazil, Chile, Peru and Mexico.

        Leading Intellectual Property and Technology.    We have developed an extensive collection of intellectual property that has in part been enabled by investments in unified technology systems. We believe this collection of intellectual property, including online capabilities, campus management, faculty training, curriculum design and quality assurance, among other proprietary solutions, provides our students a truly differentiated learning experience and creates a significant competitive advantage for our institutions over competitors. We have made significant investments to create unified technology systems across our network. These systems will provide data and insights on a scale that we believe will allow us to improve student experience, retention rates and outcomes, while also enabling a more efficient and lower cost educational delivery model.

        Long-Standing and Respected University Brands.    We believe we have established a reputation for providing high-quality higher education in the countries in which we operate, and many of our institutions are among the most respected higher education brands in their local markets. Many of our institutions have over 50-year histories and are ranked among the best in their respective countries. For example, Universidade Anhembi Morumbi in Brazil is ranked by Guia do Estudante as one of São Paulo's top universities, UVM Mexico, the largest private university in Mexico, was ranked seventh among all public and private higher education institutions in that country by Guía Universitaria, an annual publication of Reader's Digest, Universidad Peruana de Ciencias Aplicadas ("UPC") recently attained a 4-Star Rating from QS Stars™, making it the only 4-Star Rated university in that country, and Universidad Andrés Bello in Chile is ranked by SCImago among the five best universities in the country.

        Many of our institutions and programs have earned the highest accreditation available, which provides us with a strong competitive advantage in local markets. For example, medical school licenses are often the most difficult to obtain and are only granted to institutions that meet rigorous standards. We serve more than 200,000 students in the fields of medicine and health sciences across more than 100 campuses throughout the Laureate International Universities network, including 20 medical schools and 15 dental schools. We believe the existence of medical schools at many of our institutions further validates the quality of our institutions and programs and increases brand awareness.

        Commitment to Academic Quality.    We offer high-quality undergraduate, graduate and specialized programs in a wide range of disciplines that generate strong interest from students and provide attractive employment prospects. Our commitment to quality is demonstrated by, for example, the fact that our Brazilian institutions' IGC scores (an indicator used by the Brazilian Ministry of Education to evaluate the quality of higher education institutions) have increased by more than 26% on average from 2010 to 2016, placing three of our institutions in the top quarter, and approximately 98% of our students in Brazil enrolled in institutions ranked in the top third, of all private higher education institutions in the country. We focus on programs that prepare our students to become employed in high demand professions. Our curriculum development process includes employer surveys and ongoing research into business trends to determine the skills and knowledge base that will be required by those employers in the future. This information results in timely curriculum upgrades, which helps ensure that our graduates acquire the skills that will make them marketable to employers. We are also committed to continually evaluating our institutions to ensure we are providing the highest quality education to our students. Our proprietary management tool, the Laureate Education Assessment Framework ("LEAF"), is used to evaluate institutional performance based on 44 unique criteria across five different categories: Employability, Learning Experience, Personal Experience, Access & Outreach and Academic Excellence. LEAF, in conjunction with additional external assessment methodologies, such as QS Stars™, allows us to identify key areas for improvement in order to drive a culture of quality and continual innovation at our institutions.

        Strong Student Outcomes.    We track and measure our student outcomes to ensure we are delivering on our commitments to students and their families. In 2017, we commissioned a study by Kantar Vermeer, a leading third-party market research organization, of graduates at Laureate institutions representing over 65% of total Laureate enrollments. Graduates at 10 of our 12 surveyed international institutions achieved, on average, equal or higher employment rates within 12 months of graduation as compared to graduates of other institutions in the same markets. In addition, in 10 of the 12 institutions surveyed, graduates achieved equal or higher starting salaries as compared to graduates of other institutions in those same markets (salary premium to market benchmarks ranged from approximately 15% to approximately 47%). Furthermore, a joint study by Laureate and the IFC/World Bank Group in 2014 showed that graduates of Laureate institutions in Mexico experienced higher rates of social mobility, finding jobs, and moving up in socioeconomic status than their peers in non-Laureate institutions. In 2016, we conducted a similar study with the IFC in Peru for two of our network institutions, UPC and Cibertec, which showed that graduates from the larger programs of both institutions had higher salaries than their control group counterparts. Additionally, graduates from UPC were found to experience a larger positive change in their socioeconomic status than their peers who completed studies at non-Laureate institutions.

  Attractive Financial Model.

  •
  Private Pay Model.  Approximately 70% of our total revenues for the year ended December 31, 2017 were generated from private pay sources. We believe students' and families' willingness to allocate personal resources to fund higher education at our institutions validates our strong value proposition.

  •
  Revenue Visibility Enhanced by Program Length and Strong Retention.  The length of our programs provides us with a high degree of revenue visibility. The majority of the academic programs offered by our institutions last between three and five years, and nearly two thirds of our students were enrolled in programs of at least four years or more in duration as of December 31, 2017. Additionally, we actively monitor and manage student retention because of the impact it has on student outcomes and our financial results. The historical annual student retention rate, which we define as the proportion of prior year students returning in the current year (excluding graduating students), of over 80% has not varied by more than two percentage points in any one year over the last five years. Given our high degree of revenue visibility, we are able to make attractive capital investments and execute other strategic initiatives to help drive sustainable growth in our business.

  •
  Attractive Margin Profile with Significant Operating Leverage.  Our international network of universities provides significant advantages of scale, enabling us to operate efficiently with attractive margin levels by leveraging the scale of our network. In 2014, we launched our first Excellence in Process ("EiP") enterprise-wide initiative to optimize and standardize our processes to enable sustained growth and margin expansion. Our EiP programs have implemented vertical integration of procurement, information technology, finance, accounting, and human resources, enabling us to fully leverage the growing size and scope of our local operations while also enhancing our internal controls and have expanded to leveraging additional opportunities for efficiencies and savings related to the mid-office functions (including, for example, student information systems and the enrollment-to-graduation cycle) as well as general and administrative structure and certain student-facing activities.

Our Strategy

        The execution of our strategy will be enabled by the following initiatives:

        Integration of Latin American Campus-Based Operations Through Common Operating Model.    We anticipate that our focus on our core, scaled markets will allow us to integrate our campus-based operations in those markets. Our institutions in Latin America serve approximately 800,000 students in a relatively homogenous operating environment, creating a unique opportunity to harvest the benefits of scale. We believe that by implementing and optimizing our common operating model, we will be able to transition our institutions from operating as decentralized, stand-alone units to operating as an integrated and scaled network.

        Tighter integration of our Latin American campus-based operations will also enable us to significantly reduce our cost structure and allow us to leverage the benefits of our scale across our more than 20 brands in these markets. By continuing to build on our success with the implementation of EiP, we believe that we can increase consistency and achieve scale with respect to back and mid-office functions, as well as certain front-office functions which impact the student from enrollment through graduation.

        We anticipate that the common operating model will enable closer collaboration across our network and will facilitate network-wide innovation and improved student experiences, such as joint program development initiatives, global classrooms, increased sharing of best practices and additional coordinated investments in unified technology systems and new capabilities such as artificial intelligence and enhanced data analytics. We believe that this unification will enable us to be more nimble in our day-to-day operations and will allow us to extract valuable insights from more data across our network. We believe this will enable further innovation and efficiency in our academic model and operations. Further, we believe that this common operating system will enable us to lower the cost of delivery of education, which we believe should lead to improved margins and expanded market share. We plan to continue to centralize the development of certain curriculum, allowing us to build common teaching modules and courses at a lower cost and at higher quality, as compared to building modules and courses in each local market, as we can dedicate more resources to each course or module.

        Leverage and Expand Existing Portfolio.    We will continue to focus on opportunities to expand our programs and the type of students that we serve, as well as our capacity in our markets to meet local demand, leveraging our existing platform to execute on attractive organic growth opportunities. In particular, we intend to add new programs and course offerings, expand target student demographics and, where appropriate, increase capacity at existing campuses, open new campuses and enter new cities in existing markets. We believe these initiatives will drive growth and provide an attractive return on capital.

  •
  Add New Programs and Course Offerings.  We will continue to develop new programs and course offerings to address the changing needs in the markets. New programs and course offerings enable us to provide a high-quality education that we believe is desired by students and prospective employers.

  •
  Expand Target Student Demographics.  We use sophisticated analytical techniques to identify opportunities to provide quality education to new or underserved student populations where market demand is not being met, such as non-traditional students (e.g., working adults) who may value flexible scheduling options, as well as traditional students. Our ability to provide quality education to these underserved markets has provided additional growth opportunities to our network and we intend to leverage our management capabilities and local knowledge to further capitalize on these opportunities in new and existing markets.

  •
  Increase Capacity at Existing and New Campus Locations.  We will continue to make demand-driven investments in additional capacity throughout our network by expanding existing campuses and opening new campuses, including in new cities. We employ a highly analytical process based on economic and demographic trends, and demand data for the local market to determine when and where to expand capacity. When opening a new campus or expanding existing facilities, we use best practices that we have developed over more than the past decade to cost-effectively expedite the opening and development of that location.

        Expand Online and Hybrid Education Programs.    We intend to increase the number of our students that receive their education through fully online or hybrid programs to meet the growing demands of students. Our online initiative is designed to not only provide students with access to innovative programs and modern digital experiences, but also to diversify our offerings, increase our enrollments and expand our digital solutions in a capital efficient manner, leveraging current infrastructure and improving classroom utilization.

        For 2017, the percentage of student credit hours taken online in our campus-based institutions was approximately 20%, an increase from approximately 11% in 2015, and our goal is to increase that percentage of student credit hours to approximately 25% by the end of 2019. With a common LMS implemented throughout our network covering approximately 94% of our students as of September 30, 2018, we believe we have the scale to execute on this market opportunity, allowing us to differentiate ourselves further from our competitors.

        We continue to accelerate the advancement of online education programs and technology-enabled solutions that deliver high-quality differentiated student experiences for our institutions at scale, including leveraging our network-wide launch of OneCampus® by Laureate, our global online campus. OneCampus® brings global connections, opportunities, courses, and workplace experiences to our students, who become "members" in the broader Laureate network of institutions and gain access to unique global opportunities online. Furthermore, it creates a channel for Laureate to manage online initiatives across the network and continually expand our portfolio of online offerings—reaching students, faculty, and alumni in the Laureate network and offering them a distinct market advantage.

        Our strategy for the online opportunity includes the following components:

  •
  Hybrid Online Programs.  Traditional 18-24 year old students attending campus-based institutions are increasingly seeking digital learning experiences that are blended with in-person learning. We provide those students with a hybrid learning experience, mixing face-to-face classroom experience with technology through our online platform, which we believe improves the student experience by providing them with a wide range of online courses, interactive discussions, virtual experiences, digital resources, and simulations that enhance their learning experiences both within and outside the classroom.

  •
  Fully Online Programs.  Many students require flexible learning modules to accommodate work and personal responsibilities. Often, these students are working adults who are looking to either complete an undergraduate or post-graduate degree, or who want to gain a credential to accelerate or change careers. Our fully online programs provide students with a high-quality curriculum experience to achieve their goals.

  •
  Distance Learning in Brazil.  The Brazil market offers a unique opportunity to provide a quality and at-scale distance learning offering. The distance learning format reduces the need for on-site support, providing students with flexibility to plan their studies. With an established presence of over 450 learning centers as of September 30, 2018, we have continued to leverage our local brands in Brazil to capitalize on our investment in distance learning centers to support demand.

Selling Stockholder

        The selling stockholder is Wengen Alberta, Limited Partnership. See "Selling Stockholder."

Corporate Information

        Laureate is listed on the Nasdaq Global Select Market and is traded under the ticker symbol "LAUR".

        Our principal executive offices are located at 650 S. Exeter Street, Baltimore, Maryland 21202. Our telephone number is (410) 843-6100. Our website is accessible through www.laureate.net. Information contained on, or accessible through, our website is not, and you must not consider the information to be, a part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

 THE OFFERING

Issuer	Laureate Education, Inc.
Class A common stock offered by the selling stockholder	12,250,000 shares (or 14,087,500 shares if the underwriters exercise their option to purchase additional shares from the selling stockholder in full).
Class A common stock outstanding after this offering	103,904,217 shares.
Use of proceeds

We will not receive any of the proceeds from the sale of the shares of our Class A common stock by the selling stockholder. We will pay certain of the expenses of this offering in accordance with the terms of that certain Amended and Restated Registration Rights Agreement, dated as of February 6, 2017, by and among the Company, Wengen, Wengen Investments Limited and the other parties thereto (the "Wengen Registration Rights Agreement").

Dividend Policy

We do not intend to pay dividends on shares of our Class A common stock following this offering. Any declaration and payment of future dividends to holders of shares of our Class A common stock may be limited by restrictive covenants in our debt agreements, and will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our board of directors deems relevant. See "Dividend Policy."

Risk Factors

Investing in our Class A common stock involves risk. In particular, see the risks discussed under the caption "Risk Factors" in this prospectus supplement and the information under the caption "Risk Factors" in our 2017 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC (all of which are incorporated by reference herein), as well as other risks described under the caption "Risk Factors" in the accompanying prospectus, in any free writing prospectus prepared by or on behalf of us and any documents that we incorporate by reference herein and therein.

Nasdaq Global Select Market symbol	"LAUR."

        Unless we indicate otherwise, all references in this prospectus supplement to the number and percentages of shares of our Class A common stock outstanding following this offering are based on 91,654,217 shares of our Class A common stock outstanding as of September 30, 2018, and do not give effect to:

  •
  132,386,666 shares of our Class A common stock issuable upon the conversion of our Class B common stock outstanding as of September 30, 2018;

  •
  7,121,648 shares of our Class A common stock that would be issuable upon conversion of shares of our Class B common stock issuable upon the exercise of total stock options outstanding as of September 30, 2018 at a weighted average exercise price of $19.27 per share;

  •
  2,112,097 shares of our Class A common stock issuable upon the exercise of total stock options outstanding as of September 30, 2018 at a weighted average exercise price of $17.30 per share;

  •
  Approximately 2,600,000 shares of our Class A common stock available for additional grants under the Laureate Education, Inc. 2013 Long-Term Incentive Plan as of September 30, 2018;

  •
  7,432 shares of our Class A common stock that would be issuable upon conversion of shares of our Class B common stock reserved for issuance under the Laureate Education, Inc. Deferred Compensation Plan, as amended and restated effective January 1, 2009, outstanding as of September 30, 2018;

  •
  62,629 shares of our Class A common stock that would be issuable upon conversion of shares of our Class B common stock issuable upon the vesting of restricted stock units outstanding as of September 30, 2018;

  •
  709,790 shares of our Class A common stock issuable upon the vesting of restricted stock units outstanding as of September 30, 2018;

  •
  94,541 shares of our Class A common stock that would be issuable upon conversion of shares of our Class B common stock issuable upon the vesting of performance share units outstanding as of September 30, 2018;

  •
  1,405,718 shares of our Class A common stock issuable upon the vesting of performance share units outstanding as of September 30, 2018; and

  •
  any exercise of the underwriters' option to purchase additional shares of our Class A common stock from the selling stockholder.

SUMMARY CONSOLIDATED FINANCIAL DATA

        Set forth below are summary consolidated financial and other data of Laureate Education, Inc., at the dates and for the periods indicated. The summary historical statements of operations data and statements of cash flows data for the fiscal years ended December 31, 2017, 2016 and 2015 and balance sheet data as of December 31, 2017 and 2016 have been derived from our historical audited consolidated financial statements included in our 2017 10-K (which report is incorporated by reference herein), as amended or affected by the recast audited consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on November 13, 2018 and incorporated by reference herein. For more information about the recast financial information, see "Basis of Presentation". The unaudited consolidated statements of operations data for the nine months ended September 30, 2017 and 2018 and the unaudited consolidated balance sheet data as of September 30, 2018 are derived from our unaudited interim condensed consolidated financial statements incorporated by reference into this prospectus supplement. Our historical results are not necessarily indicative of our future results.

        The historical consolidated financial and other data should be read in conjunction with (i) "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, (ii) our Current Report on Form 8-K filed with the SEC on November 13, 2018, and (iii) the consolidated financial statements and the related notes incorporated by reference into this prospectus supplement.

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
(Dollar amounts in thousands)	2018	2017	2017	2016	2015
	(unaudited)
Consolidated Statements of Operations:
Revenues	$2,436,514	$2,434,687	$3,385,876	$3,301,864	$3,399,774
Costs and expenses:
Direct costs	2,081,125	2,110,901	2,821,291	2,788,691	2,946,016
General and administrative expenses	194,184	221,909	315,471	222,496	194,686
Loss on impairment of assets	10,030	—	7,121	—	—

Operating income	151,175	101,877	241,993	290,677	259,072
Interest income	9,358	9,702	11,865	14,414	9,474
Interest expense	(181,764)	(256,677)	(334,901)	(390,391)	(367,284)
Loss on debt extinguishment	(7,481)	(8,425)	(8,392)	(17,363)	(1,263)
Gain (loss) on derivatives	92,112	19,187	28,656	(6,084)	(2,607)
Other income (expense), net	10,815	(568)	(1,892)	457	(423)
Foreign currency exchange (loss) gain, net	(43,942)	(2,221)	2,539	77,299	(128,299)
(Loss) gain on sale of subsidiaries, net(1)	—	—	(10,490)	398,081	—

Income (loss) from continuing operations before income taxes and equity in net income of affiliates	30,273	(137,125)	(70,622)	367,090	(231,330)
Income tax (expense) benefit	(65,822)	(13,668)	91,308	(34,440)	(95,364)
Equity in net income of affiliates, net of tax	—	1	152	90	2,495

Income (loss) from continuing operations	(35,549)	(150,792)	20,838	332,740	(324,199)
Income from discontinued operations, net of tax of $39,712, $15,125, $24,495, $30,561 and $22,366, respectively	22,459	44,047	72,926	33,446	8,354
Gain on sales of discontinued operations, net of tax of $18,097, $0, $0, $0 and $0, respectively	311,904	—	—	—	—

Net income (loss)	298,814	(106,745)	93,764	366,186	(315,845)
Net (income) loss attributable to noncontrolling interests	(315)	2,365	(2,299)	5,661	(403)

Net income (loss) attributable to Laureate Education, Inc.	$298,499	$(104,380)	$91,465	$371,847	$(316,248)

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
(Dollar amounts in thousands)	2018	2017	2017	2016	2015
	(unaudited)
Consolidated Statements of Cash Flows:
Net cash provided by operating activities	$356,370	$211,751	$130,756	$184,570	$170,486
Net cash provided by (used in) investing activities	226,825	(146,277)	(324,530)	269,234	(173,642)
Net cash (used in) provided by financing activities	(486,912)	(11,406)	222,795	(445,722)	34,424
Business acquisitions, net of cash acquired	—	(835)	(835)	—	(6,705)
Segment Data:
Revenues:
Brazil	$469,480	$547,971	$765,746	$690,804	$672,917
Mexico	463,868	451,993	646,154	626,011	678,193
Andean	844,213	779,135	1,085,640	969,717	913,388
Rest of World	170,164	149,156	214,720	330,423	452,937
Online & Partnerships	498,207	520,982	690,374	704,976	707,998
Corporate	(9,418)	(14,550)	(16,758)	(20,067)	(25,659)

Total revenues	$2,436,514	$2,434,687	$3,385,876	$3,301,864	$3,399,774

Other Data:
Total enrollments (rounded to the nearest hundred):
Brazil	273,000	275,000	271,200	259,000	257,200
Mexico	210,200	212,300	214,200	213,800	205,000
Andean	314,800	307,400	299,100	286,600	270,700
Rest of World	19,100	16,700	17,200	15,400	28,700
Online & Partnerships	62,000	64,700	63,500	68,300	72,400

Total	879,100	876,100	865,200	843,100	834,000

New enrollments (rounded to the nearest hundred):
Brazil	157,100	143,700	149,900	134,500	142,300
Mexico	107,400	105,800	107,300	108,400	101,000
Andean	118,000	115,500	116,600	117,200	112,500
Rest of World	12,100	11,400	12,000	14,100	19,400
Online & Partnerships	27,000	27,700	35,000	39,300	39,500

Total	421,600	404,100	420,800	413,500	414,700

		As of December 31,
	As of September 30, 2018
(Dollar amounts in thousands)		2017	2016
Consolidated Balance Sheets:
Cash and cash equivalents	$392,348	$320,567	295,785
Restricted cash and investments(2)	196,790	212,215	178,552
Net working capital (deficit) (including cash and cash equivalents)	(82,778)	(85,895)	(324,431)
Property and equipment, net	1,257,687	1,380,417	1,361,465
Goodwill	1,709,586	1,828,365	1,786,554
Tradenames	1,130,186	1,167,302	1,153,348
Other intangible assets, net	25,455	35,779	46,035
Total assets	6,990,536	7,391,285	7,062,534
Total debt, including due to shareholders of acquired companies	2,653,110	3,167,051	3,635,261
Deferred compensation	13,383	14,470	14,128
Total liabilities, excluding debt, due to shareholders of acquired companies and derivative instruments	2,345,795	2,209,107	2,393,080
Convertible redeemable preferred stock	—	400,276	332,957
Redeemable noncontrolling interests and equity	12,671	13,721	23,876
Total Laureate Education, Inc. stockholders' equity	1,983,336	1,575,164	632,210

(1)
In 2016, represented a gain of approximately $249.4 million resulting from the Swiss institutions sale that closed on June 14, 2016 and a gain of approximately $148.7 million, subject to certain adjustments, resulting from the French institutions sale that closed on July 20, 2016. In 2017, primarily represents a final purchase price settlement related to the sale of the Swiss institutions.

(2)
Restricted cash and investments includes cash equivalents held to collateralize standby letters of credit in favor of the U.S. Department of Education (the "DOE") in order to allow our U.S. Institutions to participate in the Title IV program. In addition, we may have restricted cash in escrow pending potential acquisition transactions, or otherwise have cash that is not immediately available for use in current operations.

RISK FACTORS

        Investing in our Class A common stock involves a high degree of risk. Before deciding to invest in shares of our Class A common stock, you should consider carefully the risks set forth under "Risk Factors" in our 2017 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC (all of which are incorporated by reference herein), as well as other risks described under the caption "Risk Factors" in the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. See "Information Incorporated by Reference" and "Where You Can Find More Information." These risks are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Each of these risk factors could materially and adversely affect our business, results of operations and financial condition and could result in you losing all or part of your investment in shares of our Class A common stock. See also "Forward-Looking Statements."

 FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by or on behalf of us and any documents that we incorporate by reference herein and therein may contain "forward looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates" or similar expressions that concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, costs, expenditures, cash flows, growth rates, financial results and potential divestitures are forward looking statements. In addition, we, through our senior management, from time to time make forward looking public statements concerning our expected future operations and performance and other developments. All of these forward looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

        Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the information under the caption "Risk Factors" in our 2017 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC (all of which are incorporated by reference herein), as well as other risks described under the caption "Risk Factors" in the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. All subsequent written and oral forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the factors discussed herein and therein. We undertake no obligation to publicly update or revise any forward looking statement as a result of new information, future events or otherwise, except as otherwise required by law. For any forward-looking statements contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by or on behalf of us and any documents that we incorporate by reference herein and therein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of our Class A common stock by the selling stockholder. We will pay certain of the expenses of this offering in accordance with the terms of the Wengen Registration Rights Agreement.

 MARKET PRICE OF OUR CLASS A COMMON STOCK

        Our Class A common stock has traded on the Nasdaq Global Select Market under the symbol "LAUR" since February 1, 2017. Prior to that date, there was no public trading market for our Class A common stock. On November 12, 2018, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $15.93.

        There were 17 holders of record of our Class A common stock and 222 holders of record of our Class B common stock as of November 12, 2018. The number of beneficial owners of our Class A common stock is substantially greater than the number of record holders, because substantially all of our Class A common stock is held in "street name" by banks and brokers.

DIVIDEND POLICY

        We currently do not anticipate paying any cash dividends on our Class A common stock or Class B common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. The terms of our senior secured credit agreement governing our senior secured credit facilities and the indenture governing our outstanding senior notes limit our ability to pay cash dividends in certain circumstances. Furthermore, if we are in default under the senior secured credit agreement governing our senior secured credit facilities or the indenture governing our outstanding senior notes, our ability to pay cash dividends will be limited in the absence of a waiver of that default or an amendment to such agreement or such indenture. In addition, our ability to pay cash dividends on shares of our Class A common stock may be limited by restrictions on our ability to obtain sufficient funds through dividends from our subsidiaries. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

SELLING STOCKHOLDER

        The following table sets forth information with respect to the current beneficial ownership of the selling stockholder, the number of shares of our Class A common stock being offered hereby by the selling stockholder and information with respect to shares to be beneficially owned by the selling stockholder after completion of this offering.

        The number of shares and percentages of beneficial ownership set forth below are based on beneficial ownership as of November 12, 2018 and are based on the number of shares of our Class A common stock issued and outstanding as of November 12, 2018, prior to the consummation of this offering. The number of shares and percentages of beneficial ownership after this offering set forth below are based on the number of shares of our Class A common stock issued and outstanding immediately after the consummation of this offering, assuming the selling stockholder sells the number of shares set forth in the table below.

        A person is a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. To our knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.

					Shares Beneficially Owned After this Offering
	Shares Beneficially Owned Prior to this Offering(1)				Assuming No Exercise of the Underwriters' Option			Assuming Full Exercise of the Underwriters' Option
Name of Beneficial Owner	Number	Percentage of Total Common Stock	Percentage of Voting Power(2)	Shares Being Sold in this Offering(3)	Number	Percentage of Total Common Stock	Percentage of Voting Power(1)	Number	Percentage of Total Common Stock	Percentage of Voting Power(1)
Wengen Alberta, Limited Partnership	126,189,616(4)	56.32%	89.96%	12,250,000(4)	113,939,616	50.86%	88.16%	112,102,116	50.04%	87.86%

(1)
Except as noted in the footnotes below, beneficial ownership of shares of Class A common stock reported in the table includes shares of our Class A common stock and shares of our Class B common stock (which are convertible to shares of our Class A common stock), as a single class. The Class B common stock is convertible into shares of Class A common stock on a share-for-share basis upon the election of the holder or upon transfer, subject to the terms of our amended and restated certificate of incorporation. The Class A common stock and Class B common stock will automatically convert into a single class of common stock on the date on which the number of outstanding shares of Class B common stock represents less than 15% of the aggregate combined number of outstanding shares of Class A common stock and Class B common stock.

(2)
Percentage of voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Holders of shares of our Class A common stock are entitled to one vote per share, and holders of shares of our Class B common stock are entitled to ten votes per share. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except as may otherwise be required by law or our amended and restated certificate of incorporation. Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer (including in connection with this offering), whether or not for value, except for certain transfers described in our amended and restated certificate of incorporation.

(3)
The underwriters of this offering have an option to purchase up to 1,837,500 additional shares of our Class A common stock from the selling stockholder.

(4)
Represents shares of Class B common stock that are directly held by Wengen, our controlling stockholder, or, in the case of the shares to be sold in this offering, shares of Class A common stock issuable upon the conversion of an equal number of such shares of Class B common stock. The limited partnership interests in Wengen are held by certain investors including investment funds and other investors affiliated with or managed by, among others, Douglas L. Becker, our Chairman and founder, Steven M. Taslitz, a director of the Company, Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, "KKR"), Cohen Private Ventures, LLC (together with its affiliates, "CPV"), Bregal Investments, Inc. (together with its affiliates, "Bregal"), StepStone Group LP (together with its affiliates, "StepStone"), Sterling Fund Management, LLC (together with its affiliates and investment funds managed by it, "Sterling") and Snow Phipps Group, LLC (together with its affiliates, "Snow Phipps" and, collectively, the "Wengen Investors"). The general partner of Wengen is Wengen Investments Limited, which is governed by a board of directors composed of Mr. Becker and other representatives of Sterling, and representatives of KKR, CPV, Bregal, StepStone and Snow Phipps. As a result of such representation, the Wengen Investors control the voting of the shares of Class B common stock held by Wengen in the election of certain directors and may be deemed to share beneficial ownership over the securities beneficially owned by Wengen. Does not include 589,830 shares of Class B common stock subject to proxies given by current and former directors and employees of the Company to Wengen to vote their shares of Class B common stock.

Of the shares being sold by Wengen in this offering, such shares are being sold on behalf of certain direct and indirect investors in Wengen as will be described in the final prospectus supplement. The net proceeds from this offering will be distributed to such investors in accordance with the Eighth Amended and Restated Limited Partnership Agreement of Wengen and, to the extent applicable, other relevant organizational and other documents governing the distribution of such proceeds.

 MATERIAL U.S. TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock to non-U.S. holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax or estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary also does not address the tax considerations arising under the laws of any State of the United States or any local, non-U.S. or other taxing jurisdiction or under other U.S. federal tax laws, such as gift tax laws or alternative minimum tax laws, or under any applicable tax treaty. In addition, this discussion does not address any potential application of the Medicare contribution tax on net investment income or any tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  tax-exempt organizations or accounts;

  •
  controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  foreign pension funds;

  •
  hybrid entities;

  •
  persons who acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation for services;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  persons that own, or are deemed to own, more than five percent of our Class A common stock (except to the extent specifically set forth below);

  •
  certain former citizens or long-term residents of the United States;

  •
  S corporations, partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (or any investors in such entities);

  •
  persons required under Section 451(b) of the Code to conform the timing of income accruals with respect to Class A common stock to their financial statements;

  •
  persons who hold our Class A common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction;

  •
  persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

  •
  persons deemed to sell our Class A common stock under the constructive sale provisions of the Code.

        In addition, if a partnership, including any entity or arrangement, domestic or foreign, classified as a partnership for U.S. federal income tax purposes, holds our Class A common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold our Class A common stock, and partners in such partnerships, should consult their tax advisors.

        You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Class A common stock arising under the U.S. federal estate or gift tax rules or under the laws of any State of the United States or any local, non-U.S. or other taxing jurisdiction, or under any applicable tax treaty.

Non-U.S. Holder Defined

        For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our Class A common stock that is not, for U.S. federal income tax purposes, any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source;

  •
  a trust (x) the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made an election to be treated as a U.S. person; or

  •
  an entity or arrangement, domestic or foreign, classified as a partnership for U.S. federal income tax purposes.

Distributions

        If we make distributions on our Class A common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Class A common stock (determined separately with respect to each share of our Class A common stock), but not below zero, and then will be treated as gain from the sale of that stock in accordance with the discussion below under "—Gain on Sale or Other Disposition of our Class A Common Stock."

        Except as described in the next paragraph and subject to the discussions of backup withholding and certain legislation and administrative guidance (referred to as the Foreign Account Tax Compliance Act or "FATCA"), any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) certifying qualification for the reduced rate. You should consult your tax advisor regarding your entitlement to benefits under any applicable income tax treaty and the proper method of claiming such benefits in your particular situation. If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS.

        Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by you in the United States) generally are exempt from such withholding tax. In order to obtain this exemption, you must provide the applicable withholding agent with an IRS Form W-8ECI (or any successor form) properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the you in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Sale or Other Disposition of our Class A Common Stock

        Subject to the discussions of backup withholding and FATCA, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

  •
  the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States), in which case you will be required to pay tax on the net gain derived from the sale or disposition under regular graduated U.S. federal income tax rates, and for a non-U.S. holder that is a corporation, such non-U.S. holder may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

  •
  you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case you will be required to pay a flat 30% tax on the gain derived from the sale or disposition, which tax may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States), provided that you have timely filed U.S. federal income tax returns with respect to such losses; or

  •
  our Class A common stock constitutes a U.S. real property interest by reason of our status as a "United States real property holding corporation" for U.S. federal income tax purposes (a "USRPHC"), at any time within the shorter of the five-year period preceding the disposition or your holding period for our Class A common stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our worldwide real property and other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Code. You should be aware that no prediction can be made as to whether our Class A common stock will be regularly traded on an established securities market (within the meaning of the Code and applicable Treasury regulations).

U.S. Federal Estate Tax

        Our Class A common stock held (or treated as held) by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

        Generally, payors must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected with your conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

        Payments of dividends or of proceeds on the disposition of stock made to you may be subject to additional information reporting and backup withholding unless you establish an exemption, for example by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if the applicable withholding agent has actual knowledge, or reason to know, that you are a U.S. person.

        U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of our Class A common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person; or (ii) a foreign person with certain U.S. connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

        Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Legislation and Guidance Affecting Taxation of Our Class A Common Stock Held By or Through Foreign Entities

        FATCA generally will impose a U.S. federal withholding tax of 30% on any dividends paid on (and, after December 31, 2018, the proceeds of a sale of) our Class A common stock, if such amounts are paid to (i) a "foreign financial institution" (as specially defined under these rules), whether such foreign financial institution is the beneficial owner or an intermediary, unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. If the country in which the payee is resident has entered into an "intergovernmental agreement" with the United States regarding FATCA, the payee may be permitted to report to that country instead of the United States, and the intergovernmental agreement may otherwise modify the requirements described in this paragraph. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our Class A common stock.

        The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our Class A common stock, including the consequences of any proposed change in applicable laws.

 CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of our Class A common stock by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General fiduciary matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in our Class A common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of our Class A common stock by an ERISA Plan with respect to which we or the underwriters is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of our Class A common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, our Class A common stock should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of our Class A common stock, each purchaser and subsequent transferee of our Class A common stock will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold our Class A common stock constitutes assets of any Plan or (ii) the purchase and holding of our Class A common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        Additionally, if any purchaser or subsequent transferee of our Class A common stock is using assets of any ERISA Plan to acquire or hold our Class A common stock, such purchaser and subsequent transferee will be deemed to represent that (i) none of us, the underwriters, and any of our or their respective affiliates has acted as the ERISA Plan's fiduciary, or has been relied upon for any advice, with respect to the purchaser or transferee's decision to acquire, hold, sell, exchange, vote or provide any consent with respect to our Class A common stock and none of us, the underwriters, and any of our or their respective affiliates shall at any time be relied upon as the ERISA Plan's fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to our Class A common stock and (ii) the decision to invest in our Class A common stock has been made at the recommendation or direction of an "independent fiduciary" ("Independent Fiduciary") within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21(c), as amended from time to time (the "Fiduciary Rule"), who (a) is independent of us and the underwriters; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (c) is a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to the purchaser or transferee's investment in our Class A common stock and is responsible for exercising independent judgment in evaluating the investment in our Class A common stock; (d) is either (A) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (B) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of such an ERISA Plan; (C) an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker dealer registered under the Securities Exchange Act of 1934, as amended; and/or (E) an Independent Fiduciary (not described in clauses (A), (B), (C) or (D) above) that holds or has under management or control total assets of at least $50 million, and will at all times that such purchaser or transferee holds our Class A common stock hold or have under management or control total assets of at least $50 million; and (e) is aware of and acknowledges that (I) none of us, the underwriters and any of our or their respective affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchaser's or transferee's investment in our Class A common stock, and (II) we, the underwriters and our and their respective affiliates have a financial interest in the purchaser's or transferee's investment in our Class A common stock on account of the fees and other remuneration we or they expect to receive in connection with transactions contemplated hereunder. Notwithstanding the foregoing, any ERISA Plan which is an individual retirement account that is not represented by an Independent Fiduciary shall not be deemed to have made the representation in clause (ii)(d) above.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our Class A common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of our Class A common stock.

        Purchasers of our Class A common stock have the exclusive responsibility for ensuring that their purchase and holding of our Class A common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

UNDERWRITING

        The selling stockholder is offering the shares of our Class A common stock described in this prospectus through a number of underwriters. Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and BMO Capital Markets Corp. are acting as representatives of the underwriters in this offering. We and the selling stockholder have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriters, and each underwriter has severally, and not jointly, agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Barclays Capital Inc.
BMO Capital Markets Corp.
Macquarie Capital (USA) Inc.
Total	12,250,000

        The underwriters are committed to purchase all of the shares of our Class A common stock offered by the selling stockholder if they purchase any of such shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters propose to offer shares of our Class A common stock offered by the selling stockholder directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $        per share. Any such dealers may resell shares of our Class A common stock to certain other brokers or dealers at a discount of up to $        per share from the public offering price. After the public offering of the shares of our Class A common stock, the offering price and other selling terms may be changed by the underwriters.

        The underwriters have an option to buy up to 1,837,500 additional shares of our Class A common stock from the selling stockholder. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares of our Class A common stock are purchased with this option, the underwriters will purchase the additional shares in approximately the same proportion as shown in the table above. If any additional shares of our Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the initial shares are being offered.

        The underwriting fee is equal to the public offering price per share of our Class A common stock less the amount paid by the underwriters to the selling stockholder per share of our Class A common stock. The underwriting fee is $        per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder, assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our Class A common stock:

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per share	$	$
Total	$	$

        We estimate that the expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $        . We have agreed to reimburse the underwriters for certain expenses in connection with this offering.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or the selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of our Class A common stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to the underwriters and the selling group members that may make Internet distributions on the same basis as other allocations.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement.

        Our directors and executive officers and certain holders of our outstanding common stock (including the selling stockholder, International Finance Corporation and IFC African, Latin American and Caribbean Fund, LP) have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our Class A common stock or enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock, whether any of these transactions are to be settled by delivery of our Class A common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions.

        The restrictions in the immediately preceding paragraphs do not apply to certain transfers including, but not limited to, transfers of shares of our Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock (i) acquired in open market transactions after completion of this offering, subject to certain conditions, (ii) to satisfy tax withholding requirements, subject to certain conditions, (iii) pursuant to our equity incentive plans described in our 2017 Form 10-K, (iv) pursuant to an establishment of a Rule 10b5-1 plan, subject to certain conditions and (v) in certain other transactions.

        We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

        Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol "LAUR."

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of shares of our Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of shares of our Class A common stock, which involves the sale by the underwriters of a greater number of shares of our Class A common stock than they are required to purchase in this offering, and purchasing shares of our Class A common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase the additional shares of our Class A common stock referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares of our Class A common stock, in whole or in part, or by purchasing shares of our Class A common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of our Class A common stock available for purchase in the open market compared to the price at which the underwriters may purchase shares of our Class A common stock through the option to purchase additional shares referred to above. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market that could adversely affect investors who purchase shares of our Class A common stock in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of our Class A common stock in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase shares of our Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of shares of our Class A common stock or preventing or retarding a decline in the market price of shares of our Class A common stock, and, as a result, the price of shares of our Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

        In addition, in connection with this offering, certain of the underwriters (and the selling group members) may engage in passive market making transactions in our Class A common stock on the Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in our Class A common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of shares of our Class A common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of our Class A common stock offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares of our Class A common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares of our Class A common stock offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

        The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

        The underwriters and their affiliates have provided in the past to us and our affiliates, continue to provide to us and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

        In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares of our Class A common stock may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Class A common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares of our Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters, the selling stockholder and the Company that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

        In the case of any shares of our Class A common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of our Class A common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares of our Class A common stock to be offered so as to enable an investor to decide to purchase shares of our Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons") or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of our Class A common stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

        Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

        The shares of our Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

        The validity of the shares of our Class A common stock offered hereby will be passed upon for us by DLA Piper LLP (US), Baltimore, Maryland. The validity of the shares of our Class A common stock offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The financial statements incorporated in this prospectus supplement by reference to Laureate Education, Inc.'s Current Report on Form 8-K dated November 13, 2018 and incorporated by reference herein, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us:

  1.
  Our Annual Report on Form 10-K for the year ended December 31, 2017, including portions of our Definitive Proxy Statement on Schedule 14A filed on April 13, 2018, relating to our 2018 Annual Meeting of Stockholders held on May 23, 2018, to the extent incorporated by reference into such Annual Report on Form 10-K;

  2.
  Our Quarterly Reports on Form 10-Q filed with the SEC on May 9, 2018, August 9, 2018 and November 8, 2018;

  3.
  Our Current Reports on Form 8-K filed with the SEC on January 3, 2018, January 11, 2018, January 16, 2018 (only with respect to Item 8.01 therein), January 18, 2018, January 31, 2018 (only with respect to Item 8.01 therein), February 1, 2018, February 1, 2018, March 8, 2018, March 13, 2018, March 28, 2018, April 18, 2018, April 23, 2018, April 25, 2018, May 30, 2018, May 30, 2018, July 20, 2018, August 7, 2018 (only with respect to Items 2.01 and 9.01(d) therein), August 9, 2018 (only with respect to Item 8.01 therein), September 13, 2018, and November 13, 2018; and

  4.
  The description of our Class A common stock contained in our registration statement on Form 8-A filed with the SEC on January 31, 2017.

        All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions on or after the date of this prospectus until the earlier of the date on which all of the shares of our Class A common stock registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.

        Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

        Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Laureate Education, Inc., 650 S. Exeter Street, Baltimore, Maryland 21202, (410) 843-6100, Attn: Corporate Secretary.

        None of the Company, the selling stockholder or the underwriters has authorized anyone to provide to you information in addition to or different from that contained in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any information not contained in this prospectus supplement or in the accompanying prospectus that we or the selling stockholder may authorize to be provided to you. You should assume that the information in this prospectus supplement and the accompanying prospectus supplement is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference (as our business, financial condition, results of operations and prospects may have changed since that date), regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, or any sale of shares of our Class A common stock.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. All of our filings with the SEC are available free of charge to shareholders and other interested parties through the "Investor Relations" portion of our website at http://investors.laureate.net as soon as reasonably practical after they are filed with the SEC. Information contained on, or accessible through, our website is not, and you must not consider the information to be, a part of this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by or on behalf of us or any documents that we incorporate by reference herein or therein.

        All of our filings with the SEC also are available to the public at the SEC's website at http://www.sec.gov.

Prospectus

Class A Common Stock

        Under this prospectus, we may offer and sell shares of our Class A common stock from time to time, in such amounts, at such prices and on such terms as will be determined at the time that such shares are offered. In addition, the selling stockholders identified in this prospectus and any such additional selling stockholders as may be named in one or more prospectus supplements (together, the "selling stockholders") may offer and sell shares of our Class A common stock from time to time, in such amounts, at such prices and on such terms as will be determined at the time that such shares are offered. We urge you to read carefully this prospectus, any accompanying prospectus supplement, any related free writing prospectus, and any documents that we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

        Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol "LAUR".

        INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY REVIEW THE RISKS AND UNCERTAINTIES REFERENCED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS, AS WELL AS THOSE CONTAINED IN IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, ANY RELATED FREE WRITING PROSPECTUS AND ANY DOCUMENTS THAT WE INCORPORATE BY REFERENCE HEREIN AND THEREIN, INCLUDING ALL FUTURE FILINGS THAT WE MAKE WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO SECTIONS 13(A), 13(C), 14 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2018.

Trademarks and Tradenames

        LAUREATE, LAUREATE INTERNATIONAL UNIVERSITIES and the leaf symbol are trademarks of Laureate Education, Inc. in the United States and other countries. This prospectus, any accompanying prospectus supplement, any related free writing prospectus and any documents that we incorporate by reference herein and therein also include other trademarks of Laureate and trademarks of other persons, which are properties of their respective owners.

Industry and Market Data

        We obtained the industry, market and competitive position data used throughout this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any documents that we incorporate by reference herein and therein from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third-party sources. This prospectus, any accompanying prospectus supplement, any related free writing prospectus and any documents that we incorporate by reference herein and therein also contains the results from studies and surveys by Kantar Vermeer, a leading third-party market research organization. We commissioned the Kantar Vermeer study as part of our periodic evaluation of employment rates and starting salary information for our graduates.

        Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We have not independently verified industry, market and competitive position data from third-party sources. While we believe our internal business estimates and research are reliable and the market definitions are appropriate, neither such estimates, research nor these definitions have been verified by any independent source.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the "SEC") as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"). Under this shelf registration, we and/or any selling stockholder may offer shares of our Class A common stock, from time to time in one or more offerings. This prospectus provides to you a general description of the securities that we and/or the selling stockholders may offer. Each time that we and/or any selling stockholders offer and sell securities pursuant to the registration statement of which this prospectus forms a part, we may provide a prospectus supplement that contains additional information about the securities being offered and the terms of that offering. We may also add, update or change in any accompanying prospectus supplement or any related free writing prospectus we may authorize to be delivered to you any of the information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement, any related free writing prospectus, and any documents that we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

        To the extent that there is a conflict between the information contained in this prospectus and any accompanying prospectus supplement or any related free writing prospectus, you should rely on the information in such prospectus supplement or related free writing prospectus; provided, however, that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any accompanying prospectus supplement or any related free writing prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

        Neither we nor any selling stockholder has authorized anyone to provide to you information in addition to or different from that contained in this prospectus, any accompanying prospectus supplement and any related free writing prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any information not contained in this prospectus, any accompanying prospectus supplement or any related free writing prospectus that we or a selling stockholder may authorize to be provided to you. You should assume that the information in this prospectus, any accompanying prospectus supplement or any related free writing prospectus is accurate only as of the date set forth on the front cover of such document and that any information incorporated by reference is accurate only as of the date set forth on the cover of the document incorporated by reference (as our business, financial condition, results of operations and prospects may have changed since that date), regardless of the time of delivery of this prospectus, any accompanying prospectus supplement or any related free writing prospectus, or any sale of shares of our Class A common stock.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of shares of our Class A common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Where You Can Find More Information."

        As used in this prospectus, unless otherwise stated or the context otherwise requires, references to "we," "us," "our," the "Company," "Laureate" and similar references refer collectively to Laureate Education, Inc. and its subsidiaries. Unless otherwise stated or the context requires, references to the

ii

Laureate International Universities network include Santa Fe University of Art and Design ("SFUAD"), which is owned by Wengen Alberta, Limited Partnership, an Alberta limited partnership ("Wengen"), our controlling stockholder. Laureate is affiliated with SFUAD, but does not own or control it. Accordingly, SFUAD is not included in the financial results of Laureate presented throughout or incorporated by reference into this prospectus, any accompanying prospectus supplement and any related free writing prospectus.

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ABOUT LAUREATE EDUCATION, INC.

Our Company

        We are the largest global network of degree-granting higher education institutions, with more than one million students enrolled at over 60 institutions in more than 20 countries, and on more than 200 campuses, which we collectively refer to as the Laureate International Universities network. The institutions in the Laureate International Universities network offer a broad range of undergraduate and graduate degrees through campus-based, online and hybrid programs. Approximately 94% of our students attend traditional, campus-based institutions offering multi-year degrees, similar to leading private and public higher education institutions in the United States and Europe. Nearly two thirds of our students are enrolled in programs of four or more years in duration. Our programs are designed with a distinct emphasis on applied, professional-oriented content for growing career fields and are focused on academic disciplines that we believe offer strong employment opportunities and high earnings potential for our students. In 1999, we made our first investment in higher education and, since that time, we have developed into the global leader in higher education, based on the number of students, institutions and countries making up our network. Our track record for delivering high-quality outcomes to our students, while stressing affordability and accessibility, has been a key reason for our long record of success, including 18 consecutive years of enrollment growth.

        Laureate is listed on the Nasdaq Global Select Market and is traded under the ticker symbol "LAUR".

        Our principal executive offices are located at 650 S. Exeter Street, Baltimore, Maryland 21202. Our telephone number is (410) 843-6100. Our website is accessible through www.laureate.net. Information contained on, or accessible through, our website is not, and you must not consider the information to be, a part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated by reference herein or therein.

 RISK FACTORS

        Investing in our Class A common stock involves a high degree of risk. Before deciding to invest in shares of our Class A common stock, you should consider carefully the risks set forth under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 20, 2018 (which document is incorporated by reference herein), as well as other risk factors described under the caption "Risk Factors" in any accompanying prospectus supplement, any related free writing prospectus and any documents that we incorporate by reference herein and therein, including all future filings that we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). See "Information Incorporated by Reference" and "Where You Can Find More Information." These risks are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Each of these risk factors could materially and adversely affect our business, results of operations and financial condition and could result in you losing all or part of your investment in shares of our Class A common stock. See also "Forward-Looking Statements."

 FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement, any related free writing prospectus and any documents that we incorporate by reference herein and therein may contain "forward looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates" or similar expressions that concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, costs, expenditures, cash flows, growth rates and financial results are forward looking statements. In addition, we, through our senior management, from time to time make forward looking public statements concerning our expected future operations and performance and other developments. All of these forward looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

        Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those discussed above under the caption "Risk Factors" and the information under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein, as well as other risk factors described under the caption "Risk Factors" in any accompanying prospectus supplement, any related free writing prospectus and any documents that we incorporate by reference herein and therein. All subsequent written and oral forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the factors discussed herein and therein. We undertake no obligation to publicly update or revise any forward looking statement as a result of new information, future events or otherwise, except as otherwise required by law. For any forward-looking statements contained in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any documents that we incorporate by reference herein and therein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

 USE OF PROCEEDS

        We intend to use the net proceeds that we receive from the sale of shares of our Class A common stock by us as set forth in each accompanying prospectus supplement and in any free writing prospectus in connection with a specific offering. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our Class A common stock by any selling stockholder, including any of the selling stockholders identified herein.

DESCRIPTION OF CAPITAL STOCK

        The following discussion is a summary of the terms of our capital stock, our amended and restated certificate of incorporation, our amended and restated bylaws and certain applicable provisions of Delaware law, as currently in effect. This summary does not purport to be complete and is qualified in its entirety by reference to the actual terms and provision of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed previously with the SEC. For more information on how you can obtain copies of our amended and restated certificate of incorporation and amended and restated bylaws, see "Where You Can Find More Information."

        Our amended and restated certificate of incorporation provides for three classes of common stock: Class A common stock, Class B common stock and common stock. No shares of our common stock will be issued or outstanding until the date on which the number of outstanding shares of our Class B common stock represents less than 15% of the aggregate number of shares of our then outstanding Class A common stock and Class B common stock, at which time all outstanding shares of our Class A common stock and Class B common stock will automatically convert into shares of our common stock.

        Our authorized capital stock consists of 1,625,000,000 shares, of which 700,000,000 shares are designated as Class A common stock, 175,000,000 shares are designated as Class B common stock, 700,000,000 shares are undesignated common stock, all with a par value of $0.004 per share, and 50,000,000 shares are designated as preferred stock, with a par value of $0.001 per share.

Class A and Class B Common Stock

  Voting Rights

        Holders of shares of our Class A and Class B common stock have identical rights, except that holders of shares of our Class A common stock are entitled to one vote per share and holders of shares of our Class B common stock are entitled to ten votes per share. Holders of shares of our Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except that there will be separate votes of holders of shares of our Class A common stock and Class B common stock in the following circumstances:

  •
  if we propose to amend our amended and restated certificate of incorporation to alter or change the powers, preferences or special rights of the shares of our Class A or Class B common stock so as to affect them adversely or to increase or decrease the par value of the shares of a class of our stock;

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  if we propose to treat the shares of our Class A or Class B common stock differently with respect to any dividend or distribution of cash, property or shares of our stock paid or distributed by us;

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  if we propose to treat the shares of our Class A or Class B common stock differently with respect to any subdivision or combination of the shares of our Class A or Class B common stock; or

  •
  if we propose to treat the shares of our Class A or Class B common stock differently in connection with a change in control, liquidation, dissolution, distribution of assets or winding down of the Company with respect to any consideration into which the shares are converted or any consideration paid or otherwise distributed to our stockholders.

        Under our amended and restated certificate of incorporation, we may not increase or decrease the authorized number of shares of our Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and Class B common stock, each voting separately as a class. In addition, under our amended and restated certificate of incorporation, we may not issue any shares of our Class B common stock, other than (i) upon exercise of options, warrants, or similar rights to acquire common stock outstanding, (ii) in connection with deferred compensation and executive profit interest arrangements in existence immediately prior to the completion of this offering and (iii) in connection with stock dividends, stock splits and similar transactions.

        We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

  Economic Rights

        Except as otherwise expressly provided in our amended and restated certificate of incorporation or as required by applicable provisions of Delaware law, shares of our Class A common stock and Class B common stock will have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation, those described below.

        Dividends.    Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of shares of our Class A common stock and Class B common stock will be entitled to share equally, identically and ratably, on a per share basis, with respect to any dividends that our board of directors may determine to issue from time to time, unless different treatment of the shares of such class is approved by the affirmative vote of the holders of the majority of the outstanding shares of our Class A common stock and Class B common stock, each voting separately as a class. In the event that a dividend is paid in the form of shares of our common stock or rights to acquire shares of our common stock, the holders of shares of our Class A common stock shall receive shares of our Class A common stock, or rights to acquire shares of our Class A common stock, as the case may be, and the holders of shares of our Class B common stock shall receive shares of our Class B common stock, or rights to acquire shares of our Class B common stock, as the case may be.

        Liquidation Rights.    Upon our liquidation, dissolution or winding-up, the holders of shares of our Class A common stock and Class B common stock will be entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock, unless different treatment of the shares of such class is approved by the affirmative vote of the holders of the majority of the outstanding shares of our Class A common stock and Class B common stock, each voting separately as a class.

        Change of Control Transactions.    Upon (i) the closing of the sale, exchange, transfer or other disposition of all or substantially all of our assets, (ii) the consummation of a merger, consolidation, business combination or other similar transaction which results in our voting securities outstanding immediately prior to the transaction (or the voting securities issued with respect to our voting securities outstanding immediately prior to the transaction) representing less than a majority of the combined voting power and outstanding capital stock of the voting securities of the Company or the surviving or acquiring entity, or (iii) the recapitalization, liquidation, dissolution or other similar transaction which results in the voting securities outstanding immediately prior to the transaction representing less than a majority of the of the combined voting power and outstanding capital stock of the Company or the surviving entity or parent entity, the holders of shares of our Class A common stock and Class B common stock will be treated equally and identically with respect to shares of our Class A common stock or Class B common stock owned by them, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and Class B common stock, each voting separately as a class.

        Subdivisions and Combinations.    If we subdivide or combine in any manner outstanding shares of our Class A common stock or Class B common stock, the outstanding shares of the other class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and Class B common stock, each voting separately as a class.

  Conversion

        Each share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. In addition, each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our amended and restated certificate of incorporation, including transfers for tax and estate planning purposes, including to trusts, corporations and partnerships controlled by a holder of shares of our Class B common stock.

        Upon the death or permanent incapacity of a holder of shares of our Class B common stock who is a natural person, the shares of our Class B common stock held by that person or his or her permitted estate planning entities will convert automatically into shares of our Class A common stock.

        Once converted into shares of our Class A common stock, the shares of our Class B common stock will not be reissued.

        Shares of our Class A common stock and Class B common stock will each convert automatically into a single class of our common stock on the date on which the number of outstanding shares of our Class B common stock represents less than 15% of the aggregate combined number of outstanding shares of our Class A common stock and Class B common stock. Following the conversion, no additional shares of our Class A common stock or Class B common stock will be issued, and each share of our common stock will have one vote per share and the rights of the holders of all outstanding common stock will be identical. This provision of our amended and restated certificate of incorporation may be amended only by the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and Class B common stock, each voting separately as a class.

Preferred Stock

        Our board of directors is authorized, without further stockholder action, to classify or reclassify any unissued portion of our authorized shares of our common stock to provide for the issuance of shares of other classes or series, including preferred stock in one or more series. We may issue shares of our preferred stock from time to time in one or more classes or series, with the exact terms of each class or series established by our board of directors. The powers and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions of the shares of such series will be fixed by the certificate of designations relating to each series. Certificates of designations relating to each series will specify the terms of the preferred stock, including, but not limited to:

  •
  the distinctive designation and the maximum number of shares in the series;

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  the terms on which dividends, if any, will be paid;

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  the voting rights, if any, on the shares of the series;

  •
  the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

  •
  the terms on which the shares may be redeemed, if at all;

  •
  the liquidation preference, if any; and

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  any or all other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of the series.

        The issuance of preferred stock may delay, deter or prevent a change in control.

Public Benefit Corporation Status

        In October 2015, we redomiciled in Delaware as a public benefit corporation as a demonstration of our long-term commitment to our mission to benefit our students and society. Public benefit corporations are a relatively new class of corporations that are intended to produce a public benefit and to operate in a responsible and sustainable manner. Under Delaware law, public benefit corporations are required to identify in their certificate of incorporation the public benefit or benefits they will promote and their directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation's conduct, and the specific public benefit or public benefits identified in the public benefit corporation's certificate of incorporation. Public benefit corporations organized in Delaware are also required to publicly disclose at least biennially a report that assesses their benefit performance. In connection with this report, our board of directors is required to set objectives and standards to assess our benefit performance and to assess our performance based on those standards. While a Delaware public benefit corporation may provide in its certificate of incorporation that it will measure the corporation's benefit performance against an objective third-party standard, our amended and restated certificate of incorporation does not contain that requirement and we expect that our board of directors will measure our benefit performance against the objectives and standards it sets.

        We do not believe that an investment in the stock of a public benefit corporation differs materially from an investment in a corporation that is not designated as a public benefit corporation. We believe that our ongoing efforts to achieve our public benefit goals will not materially affect the financial interests of our stockholders. Holders of shares of our Class A common stock will have voting, dividend and other economic rights that are the same as the rights of stockholders of a corporation that is not designated as a public benefit corporation.

        Our public benefit, as provided in our amended and restated certificate of incorporation, is: to produce a positive effect (or a reduction of negative effects) for society and persons by offering diverse education programs delivered online and on premises operated in the communities that we serve. By doing so, we believe that we provide greater access to cost-effective, high-quality higher education that enables more students to achieve their academic and career aspirations. Most of our operations are outside the United States, where there is a large and growing imbalance between the supply and demand for quality higher education. Our stated public benefit is firmly rooted in our company mission and our belief that when our students succeed, countries prosper and societies benefit. Becoming a public benefit corporation underscores our commitment to our purpose and our stakeholders, including students, regulators, employers, local communities and stockholders.

Exclusive Venue

        Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law (the "DGCL") or our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware unless we otherwise consent in writing to an alternative form. Although we believe that this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

        Our amended and restated certificate of incorporation and amended and restated bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

        Authorized but Unissued Shares.    The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by Nasdaq listing standards. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of our common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals.    Except as provided in that certain Amended and Restated Securityholders Agreement, dated as of February 6, 2017, by and among the Company, Wengen, Wengen Investments Limited, the general partner of Wengen, and the other parties thereto (the "Wengen Securityholders Agreement"), our amended and restated certificate of incorporation and amended and restated bylaws provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. Our amended and restated certificate of incorporation provides that, subject to applicable provisions of Delaware law, special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of the majority of the directors then in office; provided, however, that at any time Wengen or any of the parties (other than employees of the Company) to the Wengen Securityholders Agreement, or each of their respective affiliates, beneficially owns, in the aggregate, at least 40% of the total number of outstanding shares of our Class A common stock and Class B common stock, special meetings of our stockholders shall also be called at the request of such entity pursuant to a resolution adopted by a majority of our board of directors or by the chairman of our board of directors. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice and duration of ownership requirements set forth in our amended and restated bylaws and provide to us certain information. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

        Business Combinations.    We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder, unless:

  •
  prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

  •
  at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with that person's affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. For purposes of this section only, "voting stock" has the meaning given to it in Section 203 of the DGCL.

        Under certain circumstances, this provision will make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

        Our amended and restated certificate of incorporation provides that none of Wengen or the parties to the Wengen Securityholders Agreement or their affiliates or any of their respective direct or indirect transferees and any group as to which such persons are a party constitute "interested stockholders" for purposes of this provision.

        No Cumulative Voting.    The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting.

        Stockholder Action by Written Consent.    Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that stockholder action by written consent will be permitted only if both the action to be effected by such written consent and the taking of such action by such written consent have been previously approved by our board of directors. Following the conversion of all of the outstanding shares of our Class B common stock into shares of our Class A common stock, our amended and restated certificate of incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated certificate of incorporation or amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

        Amendment of Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws.    The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, (1) the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of our amended and restated certificate of incorporation, and (ii) the affirmative vote of a majority of the outstanding shares of our Class A common stock and the affirmative vote of a majority of the outstanding shares of our Class B common stock, each voting separately as a class, shall be required to amend or repeal, or adopt any provision of our amended and restated certificate of incorporation inconsistent with Article V (Capital Stock), Article VI (Definitions), or clause (ii) of Article XI (Amendments) of our amended and restated certificate of incorporation.

        Public Benefit Corporation.    As a public benefit corporation, an affirmative vote of 66 2/3% of the outstanding stock is required to effect a non-cash merger with an entity that is not a public benefit corporation with an identical public benefit.

        The foregoing provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions could, however, have the effect of discouraging others from making tender offers for shares of our Class A common stock and, as a consequence, they also may inhibit fluctuations in the market price of shares of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders' derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior.

        Our amended and restated bylaws provide that we must generally indemnify, and advance expenses to, our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors' and officers' liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Dissenters' Rights of Appraisal and Payment

        Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Laureate. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery in the State of Delaware.

Stockholders' Derivative Actions

        Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder's stock thereafter devolved by operation of law and such suit is brought in the Court of Chancery in the State of Delaware.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Stock Exchange Listing

        Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol "LAUR".

SELLING STOCKHOLDERS

        Selling stockholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, shares of our Class A common stock. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale.

        The table below sets forth, to our knowledge, information with respect to the current beneficial ownership of identified selling stockholders, the number of shares of our Class A common stock that may be offered and sold by such selling stockholders pursuant to this prospectus and information with respect to shares to be beneficially owned by such selling stockholders after the completion of the offering. The information is based on information provided by or on behalf of such selling stockholders prior to the date hereof. Information concerning such selling stockholders may change from time to time. Such selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our Class A common stock listed below that have been issued to them. Such selling stockholders are not obligated to sell their securities and we cannot state with certainty the amount of our securities that such selling stockholders will hold upon consummation of any such sales. In addition, since the date on which such selling stockholders provided this information to us, such selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their securities.

        A person is a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. To our knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned shares of our Class A common stock.

					Maximum Number of Shares of Class A common stock to be Sold Pursuant to this Prospectus
	Shares of Class A common stock Beneficially Owned Prior to this Offering(1)					Shares of Class A common stock Beneficially Owned After the Completion of this Offering(4)
			Percentage of Total Class A common stock(2)(3)
Selling Stockholder	Number of Shares					Number of Shares(1)		Percentage of Total Class A common stock(3)
Macquarie Sierra Investment Holdings Inc.	2,080,802		2.28%		2,080,802	—		—
AESI II, L.P.	214,167		*		214,167	—		—
Apollo Centre Street Partnership, L.P.	592,960		*		592,960	—		—
Apollo Zeus Strategic Investments, L.P.	319,227		*		319,227	—		—
Credit Opportunity Trading Fund III, L.P.	2,696,544		2.95%		2,696,544	—		—
AP Investment Europe III, L.P.	179,318		*		179,318	—		—
Apollo Hercules Partners, L.P.	241,992		*		241,992	—		—
Apollo Union Street Partners, L.P.	176,001		*		176,001	—		—
Apollo Thunder Partners, L.P.	201,660		*		201,660	—		—
Apollo Kings Alley Credit Fund, L.P.	201,776		*		201,776	—		—
Apollo Lincoln Private Credit, L.P.	196,750		*		196,750	—		—
Apollo A-N Credit Fund (Delaware), L.P.	212,818		*		212,818	—		—
Apollo Tower Credit Fund, L.P.	511,606		*		511,606	—		—
Apollo Special Situations Fund, L.P.	5,744,824		6.28%		5,744,824	—		—
RK Gold (Cayman) Holdings, L.P.	4,342,544		4.75%		4,342,544	—		—
Abraaj Platinum Holding, L.P.	11,444,548		12.52%		11,444,548	—		—
KKR 2006 Fund (Overseas), Limited Partnership(5)(6)	8,902,112	(5)(6)	9.74	%(5)(6)	5,369,375	3,532,737	(5)(6)	3.86	%(5)(6)
KKR Partners II (International), Limited Partnership(5)(7)	97,496	(5)(7)	*	(5)(7)	58,805	38,691	(5)(7)	*	(5)(7)
Snow, Phipps Group, L.P.(5)(8)	1,240,556	(5)(8)	1.36	%(5)(8)	1,236,719	3,837	(5)(8)	*	(5)(8)
S.P.G. Co-Investment, L.P.(5)(9)	7,908	(5)(9)	*	(5)(9)	4,071	3,837	(5)(9)	*	(5)(9)
Snow, Phipps Group (B), L.P.(5)(10)	15,717	(5)(10)	*	(5)(10)	11,880	3,837	(5)(10)	*	(5)(10)
Snow, Phipps Group (Offshore), L.P.(5)(11)	43,809	(5)(11)	*	(5)(11)	39,972	3,837	(5)(11)	*	(5)(11)
Snow, Phipps Group (RPV), L.P.(5)(12)	68,237	(5)(12)	*	(5)(12)	64,400	3,837	(5)(12)	*	(5)(12)

*
Less than 1%.

(1)
Except as noted in the footnotes below, beneficial ownership of shares of Class A common stock reported in the table includes shares of our Class A common stock and shares of our Class B common stock (which are convertible to shares of our Class A common stock), as a single class. The Class B common stock is convertible into shares of Class A common stock on a share-for-share basis upon the election of the holder or upon transfer, subject to the terms of our amended and restated certificate of incorporation. The Class A common stock and Class B common stock will automatically convert into a single class of common stock on the date on which the number of outstanding shares of Class B common stock represents less than 15% of the aggregate combined number of outstanding shares of Class A common stock and Class B common stock.

(2)
The percentages of shares of Class A common stock beneficially owned prior to the offering are based upon the aggregate of (a) 55,275,228 shares of our Class A common stock outstanding as of April 20, 2018, and (b) 36,142,759 shares of our Class A common stock issued in connection with the conversion of all of the issued and outstanding shares of our Series A Convertible Redeemable Preferred Stock on April 23, 2018.

(3)
Holders of shares of our Class A common stock are entitled to one vote per share and holders of shares of our Class B common stock are entitled to ten votes per share. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except as otherwise provided in our amended and restated certificate of incorporation. There were 132,430,872 shares of our Class B common stock outstanding as of April 20, 2018. The percentages of shares of Class A common stock beneficially owned prior to the offering and the percentages of shares of Class A common stock beneficially owned after the offering reflect the percentage of the number of shares of Class A common stock outstanding and is not indicative of the percentage of voting power of such shares of Class A common stock.

(4)
The selling stockholders identified herein may offer and sell all or part of their shares of our Class A common stock covered by this prospectus, but no estimates can be made as to the amount of shares of our Class A common stock that will be held by such selling stockholders after the completion of this offering. The number of shares and percentages of beneficial ownership after the offering are based upon the number of shares of our Class A common stock issued and outstanding immediately after the consummation of this offering, assuming that the selling stockholders identified herein sell all of their shares of our Class A common stock pursuant to this prospectus.

(5)
Wengen Alberta, Limited Partnership, an Alberta limited partnership ("Wengen"), holds 126,189,616 shares of Class B common stock and is our controlling stockholder. The limited partnership interests in Wengen are held by certain investors including investment funds and other investors affiliated with or managed by, among other persons, Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, "KKR"), and Snow Phipps Group, LLC (together with its affiliates, "Snow Phipps" and, with certain of the other investors in Wengen, collectively, the "Wengen Investors"). The general partner of Wengen is Wengen Investments Limited, which is governed by a board of directors composed of, among other persons, representatives of KKR, and Snow Phipps. As a result of such representation, the Wengen Investors control the voting of the shares of Class B common stock held by Wengen in the election of certain directors and may be deemed to share beneficial ownership over the securities beneficially owned by Wengen; however, such shares of Class B common stock held by Wengen over which the Wengen Investors may be deemed to share beneficial ownership are not reported in the table for such Wengen Investors.

(6)
KKR 2006 Fund (Overseas), Limited Partnership holds limited partnership interests in Wengen, which relate to approximately 22,889,952 underlying shares of our Class B common stock held by Wengen, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities; however, such shares of Class B common stock held by Wengen over which KKR 2006 Fund (Overseas), Limited Partnership may be deemed to share beneficial ownership are not reported in the table for it. KKR Associates 2006 (Overseas), Limited Partnership is the general partner of KKR 2006 Fund (Overseas), Limited Partnership. KKR 2006 Limited is the general partner of KKR Associates 2006 (Overseas), Limited Partnership. KKR Fund Holdings L.P. is the sole shareholder of KKR 2006 Limited. KKR Fund Holdings GP Limited is a general partner of KKR Fund Holdings L.P. KKR Group Holdings L.P. is the sole shareholder of KKR Fund Holdings GP Limited and a general partner of KKR Fund Holdings L.P. KKR Group Limited is the general partner of KKR Group Holdings L.P. KKR & Co. L.P. is the sole shareholder of KKR Group Limited. KKR Management LLC is the general partner of KKR & Co. L.P. Messrs. Henry R. Kravis and George R. Roberts are the designated members of KKR Management LLC. In such capacities, each of the entities and individuals referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above.

(7)
KKR Partners II (International), L.P. holds limited partnership interests in Wengen, which relate to approximately 952,623 underlying shares of Class B common stock held by Wengen, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities; however, such shares of Class B common stock held by Wengen over which KKR Partners II (International), L.P. may be deemed to share beneficial ownership are not reported in the table for it. KKR PI-II GP Limited is the general partner of KKR Partners II (International), L.P. Messrs. Henry R. Kravis and George R. Roberts may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above.

(8)
Includes 3,837 shares of Class B common stock held by Snow Phipps Group, LLC. Snow Phipps Group, L.P. holds limited partnership interests in Wengen, which relate to approximately 3,231,081 underlying shares of Class B common stock held by Wengen, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities; however, such shares of Class B common stock held by Wengen over which Snow Phipps Group, L.P. may be deemed to share beneficial ownership are not reported in the table for it. SPG GP, LLC is the general partner of Snow Phipps Group (Offshore), L.P., Snow Phipps Group (B), L.P., Snow Phipps Group, L.P., Snow Phipps Group (RPV), L.P., and SPG Co-Investment, L.P. Ian Snow is the sole managing member of SGP GP, LLC. In such capacities, each of the entities and the individual referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above.

(9)
Includes 3,837 shares of Class B common stock held by Snow Phipps Group, LLC. SPG Co-Investment, L.P. holds limited partnership interests in Wengen which relate to approximately 17,483 underlying shares of Class B common stock held by Wengen, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities; however, such shares of Class B common stock held by Wengen over which SPG Co-Investment, L.P. may be deemed to share beneficial ownership are not reported in the table for it. SPG GP, LLC is the general partner of Snow Phipps Group (Offshore), L.P., Snow Phipps Group (B), L.P., Snow Phipps Group, L.P., Snow Phipps Group (RPV), L.P., and SPG Co-Investment, L.P. Ian Snow is the sole managing member of SGP GP, LLC. In such capacities, each of the entities and the individual referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above.

(10)
Includes 3,837 shares of Class B common stock held by Snow Phipps Group, LLC. Snow Phipps Group (B), L.P. holds limited partnership interests in Wengen which relate to approximately 31,040 underlying shares of Class B common stock held by Wengen, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities; however, such shares of Class B common stock held by Wengen over which Snow Phipps Group (B), L.P. may be deemed to share beneficial ownership are not reported in the table for it. SPG GP, LLC is the general partner of Snow Phipps Group (Offshore), L.P., Snow Phipps Group (B), L.P., Snow Phipps Group, L.P., Snow Phipps Group (RPV), L.P., and SPG Co-Investment, L.P. Ian Snow is the sole managing member of SGP GP, LLC. In such capacities, each of the entities and the individual referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above.

(11)
Includes 3,837 shares of Class B common stock held by Snow Phipps Group, LLC. Snow Phipps Group (Offshore), L.P. holds limited partnership interests in Wengen which relate to approximately 104,434 underlying shares of Class B common stock held by Wengen, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities; however, such shares of Class B common stock held by Wengen over which Snow Phipps Group (Offshore), L.P. may be deemed to share beneficial ownership are not reported in the table for it. SPG GP, LLC is the general partner of Snow Phipps Group (Offshore), L.P., Snow Phipps Group (B), L.P., Snow Phipps Group, L.P., Snow Phipps Group (RPV), L.P., and SPG Co-Investment, L.P. Ian Snow is the sole managing member of SGP GP, LLC. In such capacities, each of the entities and the individual referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above.

(12)
Includes 3,837 shares of Class B common stock held by Snow Phipps Group, LLC. Snow Phipps Group (RPV), L.P. holds limited partnership interests in Wengen which relate to approximately 168,255 underlying shares of Class B common stock held by Wengen, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities; however, such shares of Class B common stock held by Wengen over which Snow Phipps Group (RPV), L.P. may be deemed to share beneficial ownership are not reported in the table for it. SPG GP, LLC is the general partner of Snow Phipps Group (Offshore), L.P., Snow Phipps Group (B), L.P., Snow Phipps Group, L.P., Snow Phipps Group (RPV), L.P., and SPG Co-Investment, L.P. Ian Snow is the sole managing member of SGP GP, LLC. In such capacities, each of the entities and the individual referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above.

        Information regarding the beneficial ownership of shares of our Class A common stock by any additional selling stockholder, the number of shares of our Class A common stock being offered by such selling stockholder and the number of shares of our Class A common stock beneficially owned by such selling stockholder after the applicable offering, where applicable, will be set forth in a prospectus supplement or in an amendment to the registration statement of which this prospectus is a part. Each accompanying prospectus supplement or post-effective amendment will also disclose whether any such selling stockholder has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of such prospectus supplement or post-effective amendment.

PLAN OF DISTRIBUTION

        We and/or any selling stockholder may sell the shares of our Class A common stock covered by this prospectus from time to time in one or more offerings. Registration of the shares of our Class A common stock covered by this prospectus does not mean, however, that such shares will necessarily be offered or sold.

        We and/or any selling stockholder may sell shares of our Class A common stock by any means permitted by law, including but not limited to the following:

  •
  through one or more underwriters or dealers in a public offering and sale by them, whether individually or through an underwriting syndicate led by one or more managing underwriters;

  •
  in "at the market offerings" within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

  •
  directly to a limited number of purchasers or to a single purchaser;

  •
  through agents;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

  •
  through a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  exchange distributions and/or secondary distributions;

  •
  by delayed delivery contracts or by remarketing firms;

  •
  transactions in options, swaps or other derivatives that may or may not be listed on an exchange; or

  •
  through a combination of any of these methods of sale.

        We and/or any selling stockholder may sell shares of our Class A common stock from time to time in one or more transactions:

  •
  in negotiated transactions;

  •
  in one or more transactions at a fixed price or prices, which may be changed from time to time;

  •
  at market prices prevailing at the times of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Any of the prices may represent a discount from the prevailing market prices.

        We and/or any selling stockholder may sell shares of our Class A common stock:

  •
  on a national securities exchange;

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  in the over-the-counter market; or

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  in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.

        Each accompanying prospectus supplement will state the terms of the offering of shares of our Class A common stock, including:

  •
  the name or names of any underwriters, dealers or agents;

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  the purchase price of such shares and the proceeds to be received by us, if any;

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  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchanges on which such shares may be listed.

        If underwriters are used in the sale of any shares of our Class A common stock, such shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. Shares of our Class A common stock may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. We may use underwriters with whom we have a material relationship. As applicable, we will describe in each accompanying prospectus supplement the name of the underwriter(s) and the nature of any such relationship(s).

        If a dealer is used in an offering of securities, the dealer may purchase the securities, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.

        Shares of our Class A common stock may be sold directly or through agents designated from time to time. We will name any agent involved in the offering and sale of such shares and we will describe any commissions paid to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

        Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

        Underwriters who participate in the distribution of shares of our Class A common stock may be granted an option to purchase additional shares of our Class A common stock in connection with the distribution.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each accompanying prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

        In connection with sales of the shares of our Class A common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our Class A common stock short and the selling stockholders may deliver shares of Class A common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, as permitted by that rule, Section 4(a)(1) under the Securities Act, if available, or any other exemption from the registration requirements that become available, rather than under this prospectus.

        Any shares of our Class A common stock sold pursuant to this prospectus or any accompanying prospectus supplement will be listed for trading on The Nasdaq Global Select Market or other principal market for shares of our Class A common stock.

        Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

        Underwriters, broker-dealers or agents who may become involved in the sale of shares of our Class A common stock may engage in transactions with, and perform other services for, us in the ordinary course of their business for which they receive compensation.

LEGAL MATTERS

        The legality of the issuance of the shares of our Class A common stock being offered hereby will be passed upon for us by DLA Piper LLP (US), Baltimore, Maryland. The legality of the shares of our Class A common stock will be passed upon by counsel for any underwriters, dealers or agents as may be specified in each accompanying prospectus supplement.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us:

  1.
  Our Annual Report on Form 10-K for the year ended December 31, 2017, including portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2018, relating to our 2018 Annual Meeting of Stockholders to be held on May 23, 2018, to the extent incorporated by reference into such Annual Report on Form 10-K;

  2.
  Our Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on January 3, 2018, January 11, 2018, January 16, 2018 (only with respect to Item 8.01 therein), January 18, 2018, January 31, 2018 (only with respect to Item 8.01 therein), February 1, 2018, February 1, 2018, March 8, 2018, March 13, 2018, March 28, 2018 and April 18, 2018; and

  3.
  The description of our Class A common stock contained in our registration statement on Form 8-A filed with the SEC on January 31, 2017.

        All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions on or after the date of this prospectus until the earlier of the date on which all of the shares of our Class A common stock registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.

        Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Items 2.02 or 7.01 of Form 8-K.

        Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Laureate Education, Inc., 650 S. Exeter Street, Baltimore, Maryland 21202, (410) 843-6100, Attn: Corporate Secretary. We have not authorized anyone to provide to you any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. All of our filings with the SEC are available free of charge to shareholders and other interested parties through the "Investor Relations" portion of our website at http://investors.laureate.net as soon as reasonably practical after they are filed with the SEC. Information contained on, or accessible through, our website is not, and you must not consider the information to be, a part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated by reference herein or therein.

        All of our filings with the SEC also are available to the public at the SEC's website at http://www.sec.gov. You may also read and copy any document that we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

        We have filed with the SEC a Registration Statement on Form S-3 with respect to the shares of our Class A common stock offered hereby. This prospectus does not contain all of the information set forth in such Registration Statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and to the shares of our Class A common stock offered hereby, reference is made to such Registration Statement.

12,250,000 Shares

Class A Common Stock

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